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                BERKSHIRE HILLS BANCORP COMPLETES ACQUISITION OF
                              FACTORY POINT BANCORP

     ADDS SOUTHERN VERMONT TO EXISTING MASSACHUSETTS AND NEW YORK OPERATIONS

Pittsfield, Massachusetts, September 21, 2007 - Berkshire Hills Bancorp, Inc. (NASDAQ:BHLB) completed its acquisition of Factory Point Bancorp, Inc., effective September 21. The Factory Point National Bank of Manchester Center has been merged into Berkshire Bank - AMERICA'S MOST EXCITING BANKSM. The 7 banking offices of Factory Point in Southern Vermont are now joined with the 41 banking and insurance offices of Berkshire Hills located in Massachusetts and New York. Berkshire Hills now has approximately $2.5 billion in total assets and a common stock market capitalization exceeding $340 million.

Michael P. Daly, President and Chief Executive Officer of Berkshire Hills and Berkshire Bank, stated "It is my pleasure to welcome Factory Point Bank customers, employees and stockholders to Berkshire Hills and Berkshire Bank. We are excited to be a part of the many wonderful communities in the Southern Vermont market. During the past five months, many of us at Berkshire Bank have worked closely with, and have come to know and respect, the great team of employees at Factory Point. The same branch managers and other personnel whom customers have come to know and trust will remain serving our customers in Southern Vermont. I am confident our customers will continue to receive the very highest level of attention and service that distinguishes Berkshire Bank from the competition."

Sandler O'Neill & Partners, L.P. served as the financial advisor for Berkshire Hills, and McConnell, Budd & Romano, Inc. advised Factory Point. Muldoon Murphy & Aguggia LLP served as outside legal counsel to Berkshire Hills, while Rhoads & Sinon LLP served as outside legal counsel to Factory Point.

Factory Point Director, Susan M. Hill, has been named a director of Berkshire Hills and Berkshire Bank, effective September 21, 2007.

Pursuant to the terms of the Agreement and Plan of Merger, Berkshire Hills Bancorp will issue approximately 1.9 million shares and pay approximately $16.0 million for all of the outstanding shares of Factory Point Bancorp common stock. As a result of the elections of the Factory Point shareholders and in accordance with the allocation and proration mechanisms of the merger agreement, the merger consideration has been allocated as follows:

        o Those Factory Point stockholders that elected to receive Berkshire Hills Bancorp common stock in exchange for their shares of Factory Point Bancorp will receive 0.5844 shares of Berkshire Hills Bancorp common stock for each of their shares of Factory Point Bancorp.

        o Those Factory Point stockholders that elected to receive cash in exchange for their shares of Factory Point Bancorp will receive approximately $7.70

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                  in cash and 0.3538 shares of Berkshire Hills Bancorp common stock for each of their shares of Factory Point Bancorp.

        o Those Factory Point stockholders that did not select an election preference or submit a properly completed election form within the required timeframe will receive 0.5844 shares of Berkshire Hills Bancorp common stock for each of their shares of Factory Point Bancorp.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank - America's Most Exciting BankSM. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts, Northeastern New York and Southern Vermont. The Bank is transitioning into a regional bank, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services and investment products. For more information on Berkshire Hills Bancorp, Inc. or Berkshire Bank, visit www.berkshirebank.com or
                                                       ---------------------
call 800-773-5601.

                                       ###

Contact:

Michael P. Daly, 413-236-3194
President and Chief Executive Officer


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